Exhibit (a)(4)
Offer to Purchase for Cash
40,389,560 Shares of Common Stock
Including the Associated Rights to Purchase Preferred Stock
of
Openwave Systems Inc.
at
$8.30 Net Per Share
by
Oreo Acquisition Co., LLC
a jointly-owned subsidiary of
Harbinger Capital Partnerssm Master Fund I, Ltd.
and
Harbinger Capital Partnerssm Special Situations Fund, L.P.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 19, 2007, UNLESS THE OFFER IS EXTENDED

Tuesday, May 22, 2007

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

We have been engaged by Oreo Acquisition Co., LLC, a Delaware limited liability company (the “Purchaser”) and a jointly owned subsidiary of Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation (the “Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Harbinger Special Situations Fund” and together with Purchaser, the Harbinger Master Fund, and their Affiliates, “Harbinger”), to act as Information Agent in connection with Purchaser’s offer to purchase 40,389,560 of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) of Openwave Systems Inc. (“Openwave” or the “Company”) and the associated rights issued under the Poison Pill (as defined in the Offer to Purchase) to purchase certain shares of Openwave preferred stock (the “Poison Pill Rights” and, together with the Common Stock, the “Shares”) (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares) at a price of $8.30 per Share, net to the seller in cash, without interest thereon, subject to proration and the other terms and conditions set forth in the Offer to Purchase (including any amendments or supplements thereto) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1. Offer to Purchase dated Tuesday, May 22, 2007;

2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

4. Notice of Guaranteed Delivery with respect to Shares;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to The Bank of New York, as Depositary.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 40,389,560 SHARES (II) THE POISON PILL RIGHTS ISSUED UNDER OPENWAVE’S POISON PILL (AS DEFINED IN THE OFFER TO PURCHASE) MUST HAVE BEEN REDEEMED OR OTHERWISE TERMINATED BY OPENWAVE’S BOARD OF DIRECTORS OR HARBINGER MUST BE SATISFIED IN ITS REASONABLE DISCRETION THAT THE POISON PILL RIGHTS (AS DEFINED IN THE OFFER TO PURCHASE) ARE OTHERWISE INAPPLICABLE TO THE OFFER AND PURCHASER, (III) OPENWAVE’S BOARD OF DIRECTORS MUST HAVE TAKEN ACTION SUCH THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WOULD NOT, FOLLOWING CONSUMMATION OF THE OFFER, PROHIBIT OR RESTRICT ANY BUSINESS COMBINATION, AS DEFINED THEREIN, INVOLVING THE COMPANY AND PURCHASER OR ANY AFFILIATE OR ASSOCIATE OF HARBINGER AND (IV) THE MEMBERS OF OPENWAVE’S BOARD OF DIRECTORS AS OF THE DATE HEREOF MUST HAVE RESIGNED FROM THEIR RESPECTIVE DIRECTORSHIPS, AND PRIOR TO SUCH RESIGNATION MUST HAVE APPOINTED HARBINGER’S DESIGNEES AS THEIR REPLACEMENTS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS, AS DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING OR ANY DUE DILIGENCE REVIEW.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3 of the Offer to Purchase, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and any other required documents. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

The Poison Pill Rights are presently evidenced by the certificates for the Common Stock. However, in the future the Company may issue separate certificates representing the Poison Pill Rights. Until such time as any such separate certificates are issued, a tender by an Openwave stockholder of such stockholder’s shares of Common Stock will also constitute a tender of the Poison Pill Rights associated with such shares of Common Stock. After such time as separate certificates representing the Poison Pill Rights are issued, an Openwave stockholder who tenders shares of Common Stock into the Offer will also be required to tender the certificates representing the Poison Pill Rights associated with such shares of Common Stock. Unless the context requires otherwise, all references in this letter of transmittal to “Shares” shall means shares of Common Stock and the Poison Pill Rights associated with such shares.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 3 of the Offer to Purchase.

Neither Purchaser nor Harbinger will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and Dealer Manager, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 19, 2007, UNLESS EXTENDED.

Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, HARBINGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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